Exhibit 99(a)

Culp Announces Results for Fourth Quarter Fiscal 2009

HIGH POINT, N.C.--(BUSINESS WIRE)--June 23, 2009--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and year ended May 3, 2009.

Highlights for the fourth quarter and fiscal year 2009 include the following:

  Net sales were $47.8 million, 25 percent lower than the fourth quarter of the last year, with mattress fabrics segment sales down 23 percent and upholstery fabric segment sales down 28 percent.
  Pre-tax income was $2.2 million, or 4.6% of sales, for the fourth quarter of fiscal 2009 compared with $1.4 million, or 2.2% of sales, in the prior year period.
  Net income for the fourth quarter was $1.7 million, or $0.13 per share, compared with $2.1 million, or $0.16 per share, in the prior year quarter. The current quarter included income tax expense of $517,000 while the prior year’s quarter included a tax benefit of $647,000, which was principally due to the tax effects of foreign currency exchange losses in the company’s Canadian operation.
  The mattress fabrics business achieved continued profitability, with operating income of $3.5 million in the fourth quarter and operating margins exceeding the fourth quarter of last year, in spite of unprecedented weak consumer demand in the bedding industry.
  The upholstery fabrics business showed improved profitability for the fourth quarter, with an operating income of $666,000, or 3.1 percent of sales, reversing operating losses of $2.2 million in the first half of this fiscal year. This performance was in the face of the most challenging furniture industry conditions in many years.
  Cash flow from operations was $8.0 million for the fourth quarter and $22.8 million for the fiscal year. This compares with $16.4 million for last year. This year’s performance is due to consistent profitability in mattress fabrics and outstanding working capital management in both segments. Key measures for working capital, such as days’ sales in receivables and inventory turnover, continued to improve, even with lower sales volume.
  The company’s financial position continued to strengthen significantly during the fourth quarter, with an ending cash balance of $11.8 million and total debt reduced to $16.4 million. As of year end, total debt less cash (net debt) was $4.6 million, compared with $12.3 million at the end of the third quarter and $23.7 million at the end of the second quarter.
  Including debt repayments during the fourth quarter totaling $11.7 million, the company has repaid $35.4 million in total debt over the last two fiscal years.
  The first quarter projection of fiscal 2010 is for overall sales to decrease 21 to 26 percent, with mattress fabric and upholstery fabric sales both expected to decline about the same percentage as consumer demand for furniture and bedding remains very weak. The prior year’s first quarter had 14 weeks compared with 13 weeks for the first quarter of fiscal 2010. Pre-tax income for the first quarter of fiscal 2010 is expected to be in the range of $1.4 to $2.2 million.

Overview

For the three months ended May 3, 2009, net sales were $47.8 million, compared with $64.0 million a year ago. The company reported net income of $1.7 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2009, compared with net income of $2.1 million, or $0.16 per diluted share, for the fourth quarter of fiscal 2008. On a pre-tax basis, the company reported income of $2.2 million compared with pre-tax income of $1.4 million for the fourth quarter of fiscal 2008. The pre-tax results for the fourth quarters of fiscal 2009 and 2008 included restructuring and related charges in the upholstery fabrics segment of $48,000 and $633,000, respectively. Excluding these charges in both periods, pre-tax income for the fourth quarter of fiscal 2009 was $2.3 million compared with $2.1 million in the fourth quarter of fiscal 2008. (A reconciliation of pre-tax income has been set forth on Page 6.)

For the fiscal year ended May 3, 2009, the company reported net sales of $203.9 million compared with $254.0 million for the same period a year ago. Net loss for fiscal 2009 was $38.8 million, or $3.07 per diluted share, compared with net income of $5.4 million, or $0.42 per diluted share, for fiscal 2008. This net loss for fiscal 2009 included a $27.2 million non-cash charge for the establishment of a valuation allowance against substantially all of the company’s net deferred tax assets. On a pre-tax basis, the company reported a loss of $6.9 million compared with pre-tax income of $4.8 million in fiscal 2008. The pre-tax results for fiscal 2009 include restructuring and related charges in the upholstery fabrics segment of $13.1 million, of which $11.5 million related to non-cash charges and $1.6 million related to cash charges. The pre-tax results for fiscal 2008 include restructuring and related charges in the upholstery fabrics segment of $2.9 million, of which $1.5 million related to non-cash charges and $1.4 million related to cash charges. Excluding these charges in both periods, pre-tax income for fiscal 2009 was $6.2 million, compared with pre-tax income of $7.8 million for fiscal 2008.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our fourth quarter performance reflects excellent progress and consistent execution through what has been an extremely challenging business environment. In spite of a decline in sales, both our mattress fabrics and upholstery fabrics businesses showed improved margins, as we continued to realize the incremental benefits of a leaner and more agile operating platform. At the same time, we have been diligent in our efforts to carefully manage our working capital, generate cash and reduce our debt substantially through this unprecedented economic downturn. As a result, we have strengthened our financial position considerably, which is an increasingly important competitive advantage in today’s market. We have also continued to make important investments in our businesses during the year with a strategic acquisition and major capital expenditures in our mattress fabrics segment, along with product and marketing initiatives in both segments. Most importantly, Culp continues to represent a strong and stable supplier for our customers.”

Mattress Fabrics Segment

Mattress fabric sales for the fourth quarter were $26.6 million, a 23 percent decline compared with $34.6 million for the fourth quarter of fiscal 2008. Operating income was $3.5 million for this segment compared with $3.9 million a year ago, while operating income margin improved to 13.3 percent of sales, compared with 11.1 percent of sales, for the prior-year period. Mattress fabric sales for the year were $115.4 million, down 16.4 percent from $138.1 million in fiscal 2008, reflecting a decline in demand for bedding products. Operating income for fiscal 2009 was $13.2 million, or 11.5 percent of sales, compared with $14.1 million, or 10.2 percent of sales in fiscal 2008.

“While the sales environment has been very challenging, we are pleased with the strong operating performance of our mattress fabrics business,” said Saxon. “The continued solid margin improvement reflects the implementation of the $5.0 million capital project completed earlier this year, as well as the successful integration of the mattress fabrics operation of Bodet & Horst, or B&H, acquired in August 2008. Together, these investments have significantly enhanced our operating platform in mattress fabrics, with more efficient, vertically-integrated manufacturing capabilities in all major product categories. We believe that we are well positioned to effectively compete during this downturn in the bedding industry, and to benefit very well from any upside in demand when it occurs. More importantly, we have improved our service capabilities with outstanding delivery performance, quality, innovation and value, and, as always, our top priority is meeting the needs of our customers.”

Upholstery Fabrics Segment

Fourth quarter sales for this segment, which include both fabric and cut and sew kits, were $21.2 million, a 28 percent decline compared with $29.4 million in the fourth quarter of fiscal 2008. Upholstery fabrics sales reflect continued very soft demand industry wide, as well as continued very weak demand for U.S. produced upholstery fabrics, driven by imported furniture and fabrics. Sales of non-U.S. produced fabrics were $17.3 million in the fourth quarter, down 14 percent over the prior year period, while sales of U.S. produced fabrics were $3.9 million, down 58 percent from the fourth quarter of fiscal 2008. Operating income for the upholstery fabrics segment for the fourth quarter of fiscal 2009 was $666,000, or 3.1 percent of sales, reversing operating losses of $2.2 million in the first half of this fiscal year. For the year, sales were $88.5 million, down 24 percent from $116.0 million a year ago; due primarily to lower U.S. produced sales. Operating loss for the year was $1.5 million, compared with operating income of $1.2 million for fiscal 2008.

“The implementation of our profit improvement plan, initiated during the second quarter of this fiscal year, has exceeded our expectations, and we realized significant benefits from these actions during the fourth quarter,” Saxon noted. “The consolidation of our China operations during the second and third quarters, and significant reductions in selling, general and administrative, or SG&A, expenses have lowered our costs by at least $6 million on an annual basis. Further, the upholstery fabrics division has contributed substantially to our strong cash flow this year through outstanding working capital management, especially with inventories. Inventory levels have been lowered to $9.1 million, a 56 percent decrease from the previous year end level of $20.8 million. Inventory turnover has also improved in a declining sales environment. As a result of our aggressive actions this year and previous years, we have established a very lean and agile platform with our China operation and our one remaining U.S. facility. We have significantly improved our competitive position by pursuing a strategy to dramatically lower the capital invested in the business and transition to a highly variable cost model.

“In reaching this point, we had to make a number of very difficult decisions in this business during the year. However, as a result of these actions and those in previous years, we are cautiously optimistic about our prospects in the upholstery fabrics business because of the following: (a) we have been receiving significantly higher fabric placements, including cut and sew kits, with a broader base of key customers; (b) we have established a mature, scalable and low cost model in China that is vertically integrated by way of a network of key manufacturing partners that we have developed over several years; (c) we have made significant progress in the competitive position of our U.S. facility this year; and (d) we are now keenly focused on sales and marketing initiatives rather than restructuring actions. These are all favorable indicators for improving results over the medium term as the eventual recovery in demand for furniture takes place,” said Saxon.

Balance Sheet

“A key priority for fiscal 2009 has been a very disciplined focus on strengthening our financial position and generating cash in light of the uncertain business climate,” added Saxon. “Cash flow from operations was $8.0 million for the fourth quarter and $22.8 million for fiscal 2009, which compares with $16.4 million in fiscal 2008. Our balance sheet reflected $11.8 million in cash as of May 3, 2009, compared with $4.9 million at the end of last year. We made substantial improvement in our working capital management, especially inventories, which were down by over $11.4 million, or 32 percent, since the end of fiscal 2008. Day’s sales in receivables and inventory turnover have also steadily improved, even with declining sales. For fiscal 2010, the company expects cash flow generated from working capital improvements to be substantially lower than the last two fiscal years.

Saxon added, “Total debt, which includes current maturities of long term debt and long term debt, was $16.4 million at the end of fiscal 2009, including the $11.0 million unsecured term loan added in the second quarter for the B&H acquisition, compared with $28.1 million at the end of the third quarter of this fiscal year. At the end of fiscal 2009, net debt, or total debt less cash, was $4.6 million, compared with net debt of $12.3 million at the end of the third quarter and $23.7 million at the end of the second quarter. Four years ago at the end of fiscal 2005, net debt totaled $45 million. During the fourth quarter, the company reduced long term debt by $11.7 million, $7.1 million of which related to a scheduled principal payment and $4.6 million related to principal payments due in March and June of 2010 (with no prepayment penalties). Looking ahead, scheduled principal payments for fiscal 2010, 2011 and 2012 are $4.8 million, $169,000 and $2.4 million, respectively. All of Culp’s debt remains unsecured, including lines of credit totaling $10.5 million in the U.S. and China with no borrowings outstanding. Overall, our financial position has strengthened considerably during this fiscal year and is providing us with an important competitive advantage in light of the challenges facing our industry.”

Outlook

Commenting on the outlook for the first of fiscal 2010, Saxon remarked, “We expect that the prevailing economic uncertainties and issues surrounding the housing and credit crises will continue to unfavorably affect consumer demand for furniture and bedding products. Also, the first quarter of last year had 14 weeks compared with 13 weeks for the first quarter of fiscal 2010. Overall, we expect our first quarter of fiscal 2010 sales to be down approximately 21 to 26 percent from the first quarter of last year.

“We expect sales in our mattress fabrics segment to be down approximately 22 to 27 percent for the first quarter. Even with the lower sales, operating income margin in this segment is expected to be in the range of last year’s first quarter operating margin.

“In our upholstery fabrics segment, we expect sales to be down approximately 20 to 25 percent for the first quarter, mostly from the decline in sales of U.S. produced fabrics. In spite of considerably lower sales, we believe the upholstery fabric segment’s results will reflect a small operating profit.

Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2010 in the range of $1.4 to $2.2 million. Given the volatility in the income tax area during fiscal 2009, the income tax expense or benefit and related tax rate for the first quarter of fiscal 2010 are too uncertain to estimate. This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of severe economic uncertainties and demand challenges facing the upholstery fabrics and mattress fabrics industries.” said Saxon.

In closing, Saxon remarked, “We believe Culp has demonstrated solid execution in fiscal 2009, in spite of unprecedented challenges related to the economic downturn. We made measurable progress throughout the year in developing a leaner, more efficient operating platform, reducing our costs and at the same time, strengthening our financial position. As we begin fiscal 2010, we believe we are well positioned as the market leader in both businesses. We have a focused strategy and the financial strength to build upon our strong competitive position. With the improvements in our manufacturing platform for both woven and knit product categories, we are excited about the additional opportunities for our mattress fabrics business to develop our product offerings and further enhance our value proposition to customers. Our upholstery fabrics business has come through a long period of restructuring and is now well positioned for sustained profitability. Above all, we are focused on execution for our customers as a financially stable and reliable source of innovative fabrics, delivery performance and quality.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products. Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 10, 2008, for fiscal year ended April 27, 2008.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	May 3,	April 27,	May 3,	April 27,
	2009	2008	2009	2008

Net sales	$47,762,000	$63,998,000	$203,938,000	$254,046,000
Income (loss) before income taxes	$2,212,000	$1,430,000	$(6,883,000)	$4,843,000
Net income (loss)	$1,695,000	$2,077,000	$(38,842,000)	$5,385,000
Net income (loss) per share:
Basic	$0.13	$0.16	$(3.07)	$0.43
Diluted	$0.13	$0.16	$(3.07)	$0.42
Income before income taxes,
excluding restructuring and
related charges*	$2,260,000	$2,063,000	$6,206,000	$7,755,000
Average shares outstanding:
Basic	12,653,000	12,642,000	12,651,000	12,624,000
Diluted	12,694,000	12,729,000	12,651,000	12,765,000

*Excludes restructuring and related charges of $48,000 for the fourth quarter of fiscal 2009. Excludes restructuring and related charges of $13.1 million for fiscal 2009.

Excludes restructuring and related charges of $633,000 for the fourth quarter of fiscal 2008. Excludes restructuring and related charges of $2.9 million for fiscal 2008.
CULP, INC.
Reconciliation of Income (Loss) before Income Taxes
as Reported to Adjusted Income before Income Taxes
(Unaudited)

	Three Months Ended		Twelve Months Ended
	May 3,	April 27,	May 3,	April 27,
	2009	2008	2009	2008
Income (loss) before income taxes,
as reported	$2,212,000	$1,430,000	$(6,883,000)	$4,843,000
Restructuring and related charges	$48,000	$633,000	$13,089,000	$2,912,000

Adjusted income before income taxes	$2,260,000	$2,063,000	$6,206,000	$7,755,000

CONTACT:
Culp, Inc.
Investor & Media Contact:
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer